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Exhibit 3.  Opinion and Consent of James L. Sedgwick
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                      [United Investors Life Letterhead]

                                 May 20, 1987

United Investors Life Insurance Company
2001 Third Avenue, south
Birmingham, Alabama

Gentlemen:

  With reference to the Registration statement on Form S-6 as amended, filed by United Investors Life Insurance Company and United Investors Life Variable Account with the Securities and Exchange Commission covering flexible premium variable life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

  1. United Investors Life Insurance Company is duly organized and validly existing under the laws of the State of Missouri and has been duly authorized to issue individual flexible premium variable life insurance policies by the Division of Insurance of the state of Missouri.

  2. United Investors Life Variable Account is a duly authorized and existing separate account established pursuant to the provisions of Section 376.309, of the Revised Statutes of Missouri.

  3.  The flexible premium variable life insurance    policies, when issued as
  contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of United Investors Life Insurance Company.

  I hereby consent to the filing of this opinion as an exhibit to said S-6 Registration statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,

James L. Sedgwick

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